SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



Form 8-K


CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report:
October 11, 1994



Salomon Inc
(Exact name of registrant as specified in its charter)




Delaware                  1-4346                22-1660266
(State of Incorporation) (Commission File No.) (IRS Employer
                                         Identification No.)




Seven World Trade Center, New York, New York       10048
(Address of Principal Executive Offices)         (Zip Code)


(212) 783-7000
(Registrant's Telephone No.)

Item 5.        Other Events

End-User Utilization of Derivatives

The vast majority of the Company's derivatives use involves market making activities for customers and the execution of proprietary trading strategies that include derivatives. These derivatives are recorded at market or fair value in the Company's Consolidated Statement of Financial
Condition with changes in market or fair value included currently in the Company's Statement of Income.

In addition to its derivatives trading activity, the Company utilizes interest rate swaps and interest rate futures contracts to effectively convert fixed-rate term debt and preferred stock to variable-rate obligations. Further, the Company utilizes currency swaps and forwards to effectively convert non-U.S. dollar denominated term debt to U.S. dollar denominated obligations and currency forwards to hedge certain investments in subsidiaries with functional currencies other than the U.S. dollar.

Interest rate swaps used to convert the Company's fixed-rate obligations to variable rates are recorded "off-balance-sheet", with net cash inflows or outflows recorded as adjustments to interest expense or dividends, as appropriate.
Adjustments to dividends are recorded on an aftertax basis. Gains and losses on futures contracts are deferred and amortized as an adjustment to interest expense over the remaining term of the debt instruments being hedged.
The net deferral is included in Options and contractual commitments in the Company's Consolidated Statement of Financial Condition.
See Term Debt for a further discussion of interest rate swaps and futures contracts.

Non-U.S. dollar denominated debt issued by Salomon Inc
(Parent Company) is translated to U.S. dollars at exchange rates prevailing at the end of each reporting period. For debt specifically identified as a hedge of an investment in a subsidiary with a functional currency other that the U.S. dollar, the translation impact is included in Cumulative Translation Adjustments in Stockholders' equity. Such debt represents the majority of Salomon Inc
(Parent Company) non-U.S. dollar denominated term debt. The impact of translating remaining non-U.S. dollar term debt to U.S. dollars is included in earnings. The
Company mitigates this exposure by entering into forward currency purchase agreements. The impact of marking such agreements to prevailing exchange rates is also included in earnings. The Company also enters into forward currency sales contracts to hedge investments in subsidiaries with functional currencies other than the U.S. dollar.
The impact of marking such contracts to prevailing exchange rates is included in Cumulative Translation Adjustments in Stockholders' equity, as is the impact of translating the investments being hedged.


Term Debt

Conversion of Non-U.S. Dollar Term Debt to U.S. Dollar
Denominated Obligations

At December 31, 1993, consolidated term debt (both fixed-rate and variable-rate) denominated in currencies other than the U.S. dollar totaled $2.1 billion. Of this amount, $1.0 billion was issued by subsidiaries of the Company, primarily Salomon Brothers AG ("SBAG") in Frankfurt and
Salomon Brothers Asia Limited ("SBAL") in Tokyo.
At December 31, 1993, SBAG had $779 million of term debt outstanding and SBAL had $215 million of term debt outstanding. With minimal exceptions, the debt was denominated in the local currencies of these entities, German marks for SBAG and Japanese yen for SBAL, which are also the functional currencies of these entities. The debt finances operating activities of these subsidiaries and, consequently, is not converted to U.S. dollars.

Salomon Inc (Parent Company) term debt denominated in currencies other than the U.S. dollar totaled $1.1 billion at December 31, 1993. Of this amount, $75 million was converted to U.S. dollar denominated obligations through forward currency contracts and swaps. The maturity structure of such debt at December 31, 1993 was as follows:
$2 million in 1995, $15 million in 1996 and $58 million in 1997. The majority of the remaining Salomon Inc
(Parent Company) non-U.S. dollar term debt not converted to U.S. dollars, primarily yen denominated debt, was designated as a hedge of the Company's investments in certain subsidiaries with functional currencies other than the
U.S. dollar, primarily SBAL.


Conversion of Fixed-Rate Term Debt to Variable-Rate
Obligations

At December 31, 1993, consolidated fixed-rate term debt totaled $8.2 billion. The Company utilizes interest rate swap agreements and interest rate futures contracts to convert most of its fixed-rate term debt to variable-rate obligations. Term debt with longer original maturities is typically hedged with interest rate swap agreements while term debt with shorter original maturities is typically hedged with interest rate futures contracts.
For debt hedged with interest rate futures contracts, interest expense is recorded at a variable market rate of interest and the difference between changes in the market value of the debt and the market value of the futures contracts is recorded in income currently. Under Statement of Financial Accounting Standards No. 80 ("SFAS 80"), such difference is not recorded.
Although this approach is not in strict accordance with SFAS 80, the resulting difference is not material.
Results obtained under this approach approximate the results that would be obtained if the debt was hedged with interest rate swap agreements.
Commencing in the 1994 fourth quarter, the Company ceased using interest rate futures contracts to hedge its fixed-rate debt and now uses interest rate swap agreements, regardless of maturity.

The following table summarizes the Company's fixed-rate obligations at December 31, 1993, which were effectively converted to variable-rate obligations through interest rate swap agreements, under which the Company receives a fixed rate of interest and pays a variable rate.
The maturity structure of the swap contracts is structured to correspond with the maturity structure of the debt being hedged.

                                    Fixed-rate
                       Total        obligations    Weighted avg.     Weighted avg.
                       fixed-rate   swapped to    fixed-rate on     variable-rate on
($ in millions)        obligations   variable      swapped debt      swapped debt
U.S. dollar debt:
Due in 1994                 $1,196      $238           7.5%             3.9%
Due in 1995                  1,426       591           7.7%             4.2%
Due in 1996                    982       298           6.1%             4.2%
Due in 1997                    447       144           5.7%             4.2%
Due in 1998                    850       476           7.1%             4.2%
Due after 1998               1,886     1,676           7.3%             4.2%
____________________________________________________________________________
Total U.S. dollar debt      $6,787    $3,423           7.2%             4.2%
- ----------------------------------------------------------------------------
Non-U.S. dollar debt:
Due in 1994                    230       171           5.5%             2.5%
Due in 1995                    148       106           5.1%             2.8%
Due in 1996                     99        90           9.3%             4.7%
Due in 1997                    184        76           5.7%             3.7%
Due in 1998                    135       127           5.7%             3.1%
Due after 1998                 639       474           7.9%             5.8%
- ----------------------------------------------------------------------------
Total non-U.S. dollar debt   1,435     1,044           6.9%             4.4%
- ----------------------------------------------------------------------------
Total fixed rate term debt  $8,222    $4,467           7.1%             4.2%
============================================================================

The U.S. dollar denominated fixed-rate
obligations swapped to variable in the
preceding table are Salomon Inc
(Parent Company) obligations. The variable rates paid by the Company under the swap agreements are typically three to six month U.S. dollar LIBOR plus a spread that averages 75 basis points. The remaining Salomon Inc
(Parent Company) U.S. dollar denominated fixed-rate term debt of $3.4 billion at December 31, 1993 was effectively converted to variable-rate debt through the use of interest rate futures contracts. The variable rate obtained under this approach is approximately the same as that obtained using interest rate swap agreements. The maturity structure of the futures contracts corresponds with the maturity structure of the debt being hedged.

The Company's non-U.S. dollar fixed-rate term debt of $1.4 billion at December 31, 1993 was issued across a broad range of currencies (including German marks, Japanese yen, U.K. sterling, Italian lire, Swedish krone, and
European Currency Units) and, consequently, a wide range of interest rates, from less than 5% for certain yen denominated issues to more than 12% for certain lire denominated issues. SBAG had nearly $700 million of fixed-rate mark denominated term debt outstanding at December 31, 1993, with a weighted average fixed interest rate of
8.5%. SBAG converted a substantial majority of this debt to a variable rate, typically one month mark LIBOR which was 6.2% at December 31, 1993.
Similarly, Salomon Inc (Parent Company) and
SBAL converted
approximately $450 million of yen denominated term debt, with a weighted average fixed rate of 4.8%, to variable rates determined by one or three month yen
LIBOR plus a spread. The weighted average variable rate was 3.1% at
December 31, 1993.

The Company has no deferred gains or losses as a result of the termination of interest rate swap agreements.


Revenues by Business Unit
The following tables present revenue
information by business unit for the six month periods ended June 30, 1994 and 1993, utilizing the revenue captions included in the Company's Consolidated
Statement of Income in the June
30, 1994 Form 10-Q.

Six Months Ended June 30, 1994

                                   Principal Transactions    Investment
(dollars in millions)               & Net Interest           Banking     Commissions    Other     Total
Salomon Brothers Client-Driven
 Businesses:
  Global investment banking                    $0              $256         $0          $0        $256
  U.S. secondary markets*                     100                 0        114           0         214
  International secondary markets*           (147)                0         52           0         (95)
  Foreign exchange                            (56)                0          0           0         (56)
  Private Investment Department and
   asset management                            11                 0          8          12          31
                                          --------          --------    -------    --------    --------
Total revenues from Client-Driven
 Businesses                                   (92)              256        174          12         350
Proprietary Trading Businesses                281                 0          0           0         281
                                          --------          --------    -------    --------    --------
Total Salomon Brothers revenues,
 net of interest expense                      189               256        174          12         631

Phibro Division                               205                 0          0           0         205
Phibro USA                                     40                 0          0           3          43
Other                                           2                 0          0           1           3
                                          --------          --------    -------    --------    --------
Total Salomon Inc                            $436              $256       $174         $16        $882
                                          ========          ========    =======    ========    ========

*For the six months ended June 30, 1994, aggregate revenues of $119 million for secondary markets businesses included $89 million for fixed income businesses and $30 million for equities businesses.

Six Months Ended June 30, 1993

                             Principal Transactions    Investment
(dollars in millions)               & Net Interest      Banking     Commissions    Other     Total

Salomon Brothers Client-Driven
 Businesses:
  Global investment banking                 $0              $327         $0          $0        $327
  U.S. secondary markets*                  561                 0        104           0         665
  International secondary markets*         422                 0         35           0         457
  Foreign exchange                          84                 0          0           0          84
  Private Investment Department and
   asset management                         21                 0          6          12          39
                                       --------          --------    -------    --------    --------
Total revenues from Client-Driven
 Businesses                              1,088               327        145          12       1,572
Proprietary Trading Businesses             330                 0          0           0         330
                                       --------          --------    -------    --------    --------
Total Salomon Brothers revenues,
 net of interest expense                 1,418               327        145          12       1,902

Phibro Division                             38                 0          0           0          38
Phibro USA                                   7                 0          0           1           8
Other                                        0                 0          0         (20)        (20)
                                       --------          --------    -------    --------    --------
Total Salomon Inc                       $1,463              $327       $145         ($7)     $1,928
                                       ========          ========    =======    ========    ========

*For the six months ended June 30, 1993, aggregate revenues of $1,122 million for secondary markets businesses included $855 million for fixed income businesses and $267 million for equities businesses.


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             SALOMON INC
                                             (Registrant)


Date:  October 11, 1994            By:  /s/  David C. Fisher
                                             Controller